SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BioSphere Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOSPHERE MEDICAL, INC.

1050 Hingham Street

Rockland, Massachusetts 02370

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2003

The 2003 Annual Meeting of Stockholders of BioSphere Medical, Inc. (the “Company”) will be held at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Wednesday, May 21, 2003 at 11:00 a.m., Boston time, to consider and act upon the following matters:

1.	To elect six directors to serve until the next Annual Meeting of Stockholders.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 4, 2003 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company’s Common Stock.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

PAUL A. LOONEY

President, Chief Executive Officer and

Chairman of the Board

Rockland, Massachusetts

April 21, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

BioSphere Medical, Inc.

1050 Hingham Street

Rockland, Massachusetts 02370

PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BioSphere Medical, Inc. (“BioSphere Medical” or the “Company”) for use at the 2003 Annual Meeting of Stockholders to be held on May 21, 2003 and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

The Company’s Annual Report for the year ended December 31, 2002 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 21, 2003.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request of the Secretary, BioSphere Medical, Inc., 1050 Hingham Street, Rockland, Massachusetts 02370.

Voting Securities and Votes Required

On April 4, 2003, there were outstanding and entitled to vote an aggregate of 13,226,583 shares of common stock of the Company, $.01 par value per share (“Common Stock”). Each share is entitled to one vote.

Under the Company’s Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, such as the election of directors, have no effect on the voting of such matter.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of December 31, 2002, with respect to the beneficial ownership of the Company’s Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and by (A) each director and nominee for director; (B) each executive officer named below in the Summary Compensation Table under the heading “Compensation of Executive Officers;” and (C) all directors and executive officers of the Company as a group.

The number of shares of the Company’s Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission (the ”Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after December 31, 2002 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent (1)
Sepracor, Inc. 84 Waterford Drive Marlborough, MA 01752	3,224,333	24.4%
Cerberus Associates, L.L.C. (2) 450 Park Avenue, 28th Floor New York, NY 10022	1,559,268	11.8%
Jean-Marie Vogel (3) 5 Oak Meadow Road Lincoln, MA 01773	830,276	6.0%
John M. Carnuccio (4) 22 Winsor Street Duxbury, MA 02332	664,477	4.8%
Paul A. Looney (5)	133,000	1.0%
Timothy J. Barberich (6)	98,721	*
William M. Cousins, Jr. (7)	33,000	*
Alexander M. Klibanov, Ph.D. (5)	30,500	*
Riccardo Pigliucci (5)	41,000	*
David P. Southwell (8)	25,943	*
Robert M. Palladino (9)	97,526	*
Thomas M. Keenan	—	*
Jonathan R. McGrath (10)	163,760	1.2%
Robert T. Phelps (11)	66,260	*
All current directors and executive officers as a group (11 persons) (12)	689,710	5.0%

*	Represents holdings of less than one percent of the Company’s outstanding Common Stock.

(1)	Percentage of beneficial ownership is based on 13,226,583 shares of Common Stock outstanding as of December 31, 2002. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of December 31, 2002, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage for any other person.

(2)	Based upon a Schedule 13-F filed by Cerberus Associates, L.L.C. with the Commission on February 13, 2003, reporting holdings as of December 31, 2002.

(3)	Includes 640,359 shares of BioSphere Medical Common Stock which Mr. Vogel has the right to acquire upon exercise of stock options and warrants within 60 days after December 31, 2002.

(4)	Includes 627,922 shares of BioSphere Medical Common Stock which Mr. Carnuccio has the right to acquire upon exercise of stock options and warrants within 60 days after December 31, 2002. Mr. Carnuccio resigned his positions as a Director, President and Chief Executive Officer on August 9, 2002.

(5)	Represents shares of BioSphere Medical Common Stock that such person has the right to acquire within 60 days after December 31, 2002 upon exercise of outstanding stock options.

(6)	Includes 59,944 shares of BioSphere Medical Common Stock which Mr. Barberich has the right to acquire upon exercise of stock options and warrants within 60 days after December 31, 2002. Excludes the 3,224,333 shares of BioSphere Medical Common Stock beneficially owned by Sepracor, as to which shares Mr. Barberich, Sepracor’s Chairman and Chief Executive Officer, disclaims beneficial ownership.

(7)	Includes 5,000 shares of BioSphere Medical Common Stock which Mr. Cousins has the right to acquire upon exercise of stock options and warrants within 60 days after December 31, 2002.

(8)	Includes 20,388 shares of BioSphere Medical Common Stock which Mr. Southwell has the right to acquire upon exercise of stock options and warrants within 60 days after December 31, 2002. Excludes the 3,224,333 shares of BioSphere Medical Common Stock beneficially owned by Sepracor, as to which shares Mr. Southwell, Sepracor’s Executive Vice President and Chief Financial Officer, disclaims beneficial ownership.

(9)	Includes 92,760 shares of BioSphere Medical Common Stock which Mr. Palladino has the right to acquire upon exercise of stock options within 60 days after December 31, 2002.

(10)	Includes 138,760 shares of BioSphere Medical Common Stock which Mr. McGrath has the right to acquire upon exercise of stock options within 60 days after December 31, 2002.

(11)	Includes 63,260 shares of BioSphere Medical Common Stock which Mr. Phelps has the right to acquire upon exercise of stock options within 60 days after December 31, 2002.

(12)	Excludes the 3,224,333 shares of BioSphere Medical Common Stock beneficially owned by Sepracor, as to which shares each director and executive officer disclaims beneficial ownership. Includes an aggregate of 584,612 shares of BioSphere Medical Common Stock which all current executive officers and directors (excluding Mr. Carnuccio and Mr. Vogel) have a right to acquire within 60 days after December 31, 2002 upon exercise of outstanding stock options and warrants.

Equity Compensation Plan Information

The following table summarizes the (i) options granted under the Company’s 1994 Stock Option Incentive Plan, the 1994 Director Option Plan, the 1997 Stock Option Incentive Plan and the 2000 Employee Stock Purchase Plan, all of which were approved by the stockholders, and (ii) options and warrants granted outside these plans, as of January 31, 2003. The shares covered by outstanding options and warrants are subject to adjustment for changes in capitalization, stock splits, stock dividends and similar events.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Averaged Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders
1997 Stock Incentive Plan	3,226,217	$3.89	1,201,966
1994 Stock Incentive Plan	406,900	$2.12	303,516
1994 Director Stock Option Plan	134,000	$2.73	—
2000 Employee Stock Purchase Plan	—	—	32,809

Total	3,767,117	$3.66	1,538,291

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	3,767,117		1,538,291

ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the director nominees named below.

Each director will be elected to hold office until the 2004 Annual Meeting of Stockholders and until his successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

The Company’s Board of Directors is currently fixed at seven members. Mr. Carnuccio resigned as a director in August 2002, and, accordingly, a vacancy exists for one director. In accordance with the Company’s Bylaws, the vacancy may be filled at any time by a majority vote of the remaining directors. The persons named as proxies cannot vote to elect as directors a greater number of directors than the six directors named below.

There are no family relationships between or among any officers or directors of the Company.

Set forth below are the name and age of each member of the Board of Directors, each of whom is nominated for re-election to the Board of Directors, and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 2002, appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees For Director

Paul A. Looney, age 63, has served as President, Chief Executive Officer and Chairman of Board of Directors of BioSphere Medical since August 2002. Mr. Looney has served as a director since January 1994. From 1999 until his election at BioSphere Medical, Mr. Looney served as President and Chief Operating Officer of Biopure Corporation, a biopharmaceutical company. From May 1995 until July 1999, Mr. Looney was a consultant to various biotechnology companies. From 1993 to 1995, Mr. Looney served as President and Chief Executive Officer of Corning Costar Corporation, a life science products company and a wholly owned subsidiary of Corning, Inc.

Timothy J. Barberich, age 55, has served as a director of BioSphere Medical since its organization in December 1993. Mr. Barberich is a founder of Sepracor, a specialty pharmaceutical company, has served as Chairman of Sepracor since October 1999, and has served as Chief Executive Officer and a director of Sepracor since January 1984. Mr. Barberich also served as President of Sepracor from January 1984 until October 1999. Sepracor owns approximately 24% of the outstanding Common Stock of BioSphere Medical. Mr. Barberich also served as a director of Vircuron Pharmaceuticals Inc. (formerly known as Versicor Inc.) until February 21, 2003, and currently serves as a director of Point Therapeutics, Inc.

William M. Cousins, Jr., age 78, has served as a director of BioSphere Medical since January 1994. Since 1974, Mr. Cousins has served as the President of William M. Cousins, Jr., Inc., a management consulting firm. Mr. Cousins is a member of the Board of Directors of Wellco Enterprises, Inc.

Alexander M. Klibanov, Ph.D., age 53, has served as a director of BioSphere Medical since January 1994. Since 1979, Dr. Klibanov has been a faculty member of the Massachusetts Institute of Technology where he is currently Professor of Chemistry and a member of the Biotechnology Process Engineering Center.

Riccardo Pigliucci, age 56, has served as a director of BioSphere Medical since August 1995. Since May 1998, Mr. Pigliucci has served as Chief Executive Officer of Discovery Partners International, a life sciences company and as its Chairman since May 1999. From February 1996 to April 1998, he served as Chief Executive Officer of Life Sciences International PLC, a global supplier of scientific equipment and consumables. Prior to that, Mr. Pigliucci served in a number of capacities at Perkin-Elmer Corporation, a global life sciences instrumentation company, most recently as President and Chief Operating Officer. Mr. Pigliucci is a member of the Board of Directors of Discovery Partners International, Dionex Corporation, Epoch Biosciences, Inc. and is a Trustee of The Worcester Foundation for Biomedical Research.

David P. Southwell, age 42, has served as a director of BioSphere Medical since January 1997. He has served as Executive Vice President, Chief Financial Officer of Sepracor since October 1995 and served as Senior Vice President and Chief Financial Officer of Sepracor from July 1994 to October 1995. From August 1988 until July 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions with the investment banking division, including in the position of Vice President.

Board and Committee Meetings

The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

The Board of Directors has an Audit Committee and a Compensation Committee.

•	Through August 7, 2002, the Audit Committee consisted of Mr. Looney (Chairman of the Audit Committee), Dr. Klibanov and Mr. Cousins. In connection with Mr. Looney’s election as President, Chief Executive Officer and appointment as Chairman of the Board of Directors of BioSphere Medical, the Board of Directors accepted Mr. Looney’s resignation as an audit committee member, appointed Mr. Pigliucci as a new member of the Audit Committee and appointed Mr. Cousins as the Chairman of the Audit Committee. The Audit Committee acts under a written charter first adopted and approved in June 2000. The functions of the Audit Committee and its activities relative to the Company’s year-end financial statements are described below under the heading “Report of the Audit Committee”. All members of the Audit Committee are “independent” within the meaning of the National Association of Securities Dealers’ listing standards and the Audit Committee charter.

•

Through August 7, 2002, the Compensation Committee consisted of Mr. Pigliucci (Chairman of the Compensation Committee), Mr. Cousins and Mr. Looney. In connection with his election as President, Chief Executive Officer and appointment as Chairman of the Board of Directors of BioSphere Medical, the Board of Directors accepted Mr. Looney’s resignation as a member of the Compensation Committee and appointed Dr. Klibanov as a new member. Each member of the Compensation

Committee is or was a non-employee director while acting as a committee member. The Compensation Committee determines the compensation of the Chief Executive Officer and reviews and takes action, on the recommendation of the Chief Executive Officer, as to the appropriate compensation of other executive officers. The Compensation Committee is primarily responsible for the administration of the Company’s 1997 Stock Incentive Plan, under which option grants and stock awards may be made to all employees, officers, directors and consultants.

The Board of Directors held five meetings during 2002. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he served. The Compensation Committee held one meeting and the Audit Committee held seven meetings during 2002.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Management is responsible for the Company’s internal controls and the financial reporting process. On the recommendation of the Audit Committee to the Board of Directors, the independent auditing firm of Ernst & Young LLP was selected as the Company’s independent auditors for the year ended December 31, 2002. Ernst & Young LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with accounting principles generally accepted in the United States and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee, in its oversight role, relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States. The Audit Committee’s primary responsibilities include the following:

•	first, the Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent auditors about draft annual financial statements, the independent auditors’ report on the Company’s annual financial statements, management’s selection, application and disclosure of critical accounting policies, changes in the Company’s accounting practices, principles, controls or methodologies and significant developments or changes in accounting rules applicable to the Company;

•	second, the Audit Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending to the Board of Directors their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services either proposed or being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company’s internal auditing program.

In overseeing the preparation of the Company’s annual financial statements for the fiscal year ended December 31, 2002, the Audit Committee met with both management and the Company’s outside auditors for fiscal 2002, to review and discuss these financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussion with Ernst & Young LLP of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees) (“SAS 61”). SAS 61 requires the Company’s independent auditors to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant and / or unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements

The Audit Committee also discussed with Ernst & Young LLP matters relating to Ernst & Young’s independence from the Company, including the written disclosures made by Ernst & Young to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company, which are referred to below under the heading “Independent Accountants, Fees and Other Matters,” is compatible with maintaining such auditors’ independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors

William M. Cousins, Jr. (Chairman)

Alexander M. Klibanov, Ph.D.

Riccardo Pigliucci

Independent Accountants, Fees and Other Matters

Independent Accountants

Ernst & Young LLP, independent accountants, audited the Company’s financial statements for the fiscal year ended December 31, 2002. Ernst & Young LLP served as the Company’s independent accountants since April 8, 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire and will also be available to respond to appropriate questions from stockholders.

Audit Fees

Ernst & Young billed the Company an aggregate of $115,832 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

Ernst & Young did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2002 in connection with financial information systems design or implementation, the operation of the Company’s information system or the management of its local area network.

All Other Fees

Ernst & Young billed the Company $14,040 in non-attestation fees for tax preparation and other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2002.

Compensation of Directors

Quarterly Retainer and Meeting Fees. For their services on the Board, Directors receive a quarterly retainer of $3,000, plus $1,500 for each Board meeting attended, either in person or telephonically. Committee members receive $1,000 per Committee meeting and each Committee Chairman receives an additional $500 per Committee meeting. Committee retainers and meeting fees are not paid to Directors who are officers or employees of the Company.

Prior to October 2002 and except for Mr. Barberich and Mr. Southwell, directors who were neither officers nor employees of the Company nor an affiliate of the Company, referred to as Outside Directors, received $1,000 for each meeting attended.

Director Stock Option Program. Currently all Outside Directors are eligible to participate in the Company’s various stock option plans. The Company established in 1994, a director option program under which, options to purchase 10,000 shares of Common Stock are granted to each Outside Director, except for Mr. Barberich, who was granted options to purchase 40,000 shares of Common Stock, upon his or her initial election as a director and options to purchase 2,000 shares of Common Stock are granted upon the dates on which the Outside Director is subsequently reelected to the Board. Stock options granted pursuant to the director option program were initially granted under the Company’s 1994 Director Stock Option Plan and are now granted under the Company’s 1997 Stock incentive Plan.

Each initial option granted to a director under the director option program vests in five equal annual installments beginning on the first anniversary of the date of grant, and reelection options granted under the director option program vest in two equal annual installments beginning on the first anniversary of the date of grant. The exercise price per share equals the fair market value of a share of Common Stock on the date on which the option is granted, except that the exercise price per share was $2.00 for any initial options granted prior to January 15, 1994. The exercise price of all options must be paid in cash. Options granted under the director option program are not transferable by the director except by will or by the laws of descent and distribution and are exercisable during the lifetime of the director only while he or she is serving as a director of the Company or within 90 days after he or she ceases to serve as a director of the Company. No option is exercisable more than ten years from the date of grant. If a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable for a one-year period thereafter.

On May 23, 2002, options to purchase 2,000 shares of Common Stock at an exercise price of $6.12 per share, the closing price of the Common Stock on the NASDAQ National Market on the date of grant, were granted to each of Mr. Barberich, Mr. Cousins, Dr. Klibanov, Mr. Looney, Mr. Pigliucci and Mr. Southwell, upon their reelection to the Board from the Company’s 1997 Stock Option Plan.

Compensation of Executive Officers

The following Summary Compensation Table sets forth summary information as to the compensation received by (i) all individuals serving as the Chief Executive Officer during 2002, and (ii) the Company’s four most highly compensated executive officers, other than the Chief Executive Officer who were serving as executive officers as of the end of 2002 and whose total paid annual salary and bonus exceeded $100,000 in fiscal year 2002, which are referred to collectively as the named executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)(2)
Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Securities Underlying Options (#)

Paul A. Looney (3) President, Chief Executive Officer and Chairman	2002		$109,615		$60,025	502,000		$24,764

Robert M. Palladino Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	179,477 158,885 155,769	$ $ $	54,684 30,000 37,500	31,300 — 60,000	$ $ $	3,414 3,414 981

Thomas M. Keenan (4) Vice President, International Sales and Marketing	2002		$123,494		$24,255	100,000		$1,967

Jonathan R. McGrath Vice President, Research and Development	2002 2001 2000	$ $ $	183,605 174,462 162,269	$ $ $	36,064 30,000 36,520	6,300 — —	$ $ $	3,588 3,588 5,564

Robert T. Phelps Vice President, U.S. Sales and Marketing	2002 2001 2000	$ $ $	159,161 151,969 137,077	$ $ $	34,000 16,000 27,540	31,300 5,000 —	$ $ $	1,810 1,810 1,005

Former Executive

John M. Carnuccio (5) Former Chief Executive Officer and President	2002 2001 2000	$ $ $	153,573 220,577 207,308	$ $ $	— 45,000 75,000	— — —	$ $ $	332,824 4,141 5,094

(1)	These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.

(2)	Represents the amounts of matching contributions made by the Company to the Retirement Savings Plan and the taxable portion of group life insurance.

(3)	Joined the Company in August 2002.

(4)	Joined the Company in March 2002.

(5)	On August 9, 2002, Mr. Carnuccio resigned as a Director and as the President and Chief Executive Officer and assumed the position of a business advisor through September 1, 2002. In connection with his resignation, Mr. Carnuccio received $310,963 in severance benefit equal to his then current salary of $230,359 plus his then current annual bonus of $80,604. The $310,963 severance benefit is being paid in equal installments for 26 bi-weekly pay periods following September 1, 2002. In addition, Mr. Carnuccio received $17,720 on September 1, 2002 in full settlement of all accrued and unused vacation as of September 1, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information regarding the grant of stock options during fiscal year 2002 to the named executive officers.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/Sh)		Expiration Date
							5%		10%
Paul A. Looney (2)	500,000 2,000	45.1 0.2	% %	$ $	4.25 6.12	8/12/12 5/22/12	$ $	1,336,401 7,698	$ $	3,386,703 19,507

Robert M. Palladino (3)	25,000 6,300	2.2 0.6	% %	$ $	3.29 8.76	10/21/12 2/14/12	$ $	51,727 34,707	$ $	131,086 87,955

Thomas M. Keenan (3)	100,000	9.0%			$6.12	5/22/12		$384,884		$975,370

Jonathan R. McGrath (3)	6,300	0.6%			$8.76	2/14/12		$34,707		$87,955

Robert T. Phelps (3)	25,000 6,300	2.2 0.6	% %	$ $	3.29 8.76	10/21/12 2/14/12	$ $	51,727 34,707	$ $	131,086 87,955

Former Executive

John M. Carnuccio	—	—			—	—		—		—

(1)	Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted, net of the option exercise price. Actual gains, if any, on stock option exercises will depend on the future performance of the Company’s common stock, the option holder’s continued employment throughout the option period, and the date on which options are exercised.

(2)	300,000 of the options expiring on August 12, 2012 vest ratably over three years beginning on the first anniversary of the date of grant, 200,000 of the options expiring on August 12, 2012 vest ratably over five years beginning on the first anniversary of the date of grant and the options expiring on May 22, 2012 vest ratably over two years beginning on the first anniversary of the date of grant.

(3)	The options vest ratably over five years beginning on the first anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

YEAR-END OPTION VALUES

The following table sets forth certain information regarding stock options held as of December 31, 2002 by the named executive officers.

Name	Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Looney	—	—	133,000	503,000	$579,448	$1,170,940
Robert M. Palladino	—	—	77,334	139,966	$309,373	$312,029
Thomas M. Keenan	—	—	—	100,000	—	$47,000
Jonathan R. McGrath	—	—	108,334	107,966	$603,854	$566,686
Robert T. Phelps	—	—	61,000	75,300	$334,440	$305,460

Former Executive
John M. Carnuccio	89,000	$550,643	626,534	—	$3,619,487	$—

(1)	Value is based upon the fair market value of the underlying security minus the aggregate exercise price of the option.

(2)	Value is based on the closing sales price of the Company’s Common Stock as reported by The Nasdaq National Market on December 31, 2002 ($6.59), the last trading day of the Company’s 2002 fiscal year.

Employment and Severance Agreements

Under the terms of an agreement with Mr. Looney, in the event of a termination of Mr. Looney’s employment without cause, Mr. Looney is eligible to receive twelve months of the then current salary or, in the event of a change in control, Mr. Looney is entitled to receive twenty-four months of the then current salary. Under the terms of agreements with Mr. Palladino, Mr. Keenan, Mr. McGrath and Mr. Phelps, in the event of a termination of employment without cause, the terminated officer is eligible to receive twelve months of the then current salary, except for Mr. Keenan, who is eligible to receive six months of the then current salary.

Pursuant to a severance agreement with Mr. Carnuccio, the Company paid Mr. Carnuccio a severance payment of $310,963, which was equal to Mr. Carnuccio’s then current salary of $230,359 and his then current annual bonus of $80,604. Pursuant to the terms of the severance agreement, Mr. Carnuccio’s severance is paid in equal installments for 26 bi-weekly pay periods following September 1, 2002. In addition, Mr. Carnuccio received $17,720 on September 1, 2002 in full settlement of all accrued and unused vacation.

Pursuant to the terms of the Company’s 1997 Stock Incentive Plan, upon a change of control of the Company, all awards granted to employees of the Company, including the named executive officers, shall become exercisable in full.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of copies of reports filed by all officers, directors and beneficial owners of more than 10 percent of the Common Stock of the Company who are persons required to file reports (“Reporting Persons”) pursuant to Section 16(a) of the Exchange Act, or written representations from certain Reporting Persons, the Company believes that during fiscal 2002, except as provided below, all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors, which is currently comprised of three non-employee directors, Mr. Cousins, Dr. Klibanov and Mr. Pigliucci (Chairman), is responsible for determining the compensation package of each executive officer.

The Company’s executive compensation program is designed to promote the achievement of the Company’s business goals, and, thereby, to maximize corporate performance and stockholder returns. Executive compensation generally consists of a combination of base salary, cash bonuses and stock-based incentives. The Compensation Committee considers stock incentives to be a critical component of an executive’s compensation package in order to help align executive interests with stockholder interests.

Compensation Philosophy

The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company’s executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

•	Competitive and Fair Compensation

The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of other companies in its industry and sets its compensation guidelines based on this review. The Company believes compensation for its executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar business of comparable size and success. The Company also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the organization.

•	Sustained Performance

Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic licensing and development alliances with third parties, timely development and commercial introduction of new processes and products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

In evaluating each executive officer’s performance, the Company generally conforms to the following process:

•	Company and individual goals and objectives generally are set at the beginning of the performance cycle.

•	At the end of the performance cycle, the accomplishment of the executive’s goals and objectives and his contributions to the Company are evaluated.

•	The executive’s performance is then compared with peers within the Company and the results are communicated to the executive.

•	The comparative results, combined with comparative compensation practices of other companies in the Company’s industry, are then used to determine salary, target bonus and stock compensation levels.

The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries and payment of bonus awards is based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility, and may include achievement of the operating budget for the Company as a whole or of a business group of the Company, continued innovation in development and commercialization of the Company’s technology and products, timely development and commercial introduction of new products or processes, implementation of financing strategies and establishment of strategic licensing and development alliances with third parties. Subjective performance criteria include an executive’s ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company’s growth and success. The Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer’s contributions in light of all such criteria.

Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between the Company’s employees and its stockholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive’s position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a five-year vesting period to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 2002 were granted at fair market value on the date of grant.

Executive officers are also eligible to participate in the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan is available to all eligible employees of the Company and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. While the Company has not structured its 1997 Stock Incentive Plan to meet the requirements for exclusion from the deduction limit of Section 162(m), the Company generally intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions.

Mr. Paul A. Looney’s 2002 Compensation

Mr. Looney, the President, Chief Executive Officer and Chairman, is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Compensation Committee believes that Mr. Looney’s annual compensation, including the portion of his compensation based upon the Company’s stock option program, has been set at a level competitive and commensurate with other companies in the industry. Mr. Looney’s base salary for 2002 was $300,000. Mr. Looney was also paid $60,025 in bonus compensation for his 2002 performance in calendar year 2002. Mr. Looney’s 2002 salary and bonus were based upon a number of factors, which included:

•	identifying a 2003 strategy and developing a three-year strategic plan;

•	receipt of 510(k) clearance from the FDA to market the Company’s Embosphere Microspheres for use in Uterine Fibroid Embolization;

•	achieving specified domestic and world-wide revenue and operational objectives; and

•	broadening the Company’s product lines by developing improvements and line extensions to the Embosphere Microspheres platform.

Mr. John M. Carnuccio’s 2002 Compensation

Mr. Carnuccio, the former Chief Executive Officer and President of the Company, was, during the period of his employment, eligible to participate in the same executive compensation plans available to other executive officers of the Company. The Compensation Committee believes that the compensation paid to Mr. Carnuccio during 2002 was set at a level competitive and commensurate with other companies in the industry.

By the Compensation Committee of the Board of Directors

Riccardo Pigliucci (Chairman)

William M. Cousins, Jr.

Alexander M. Klibanov, Ph.D.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Pigliucci (Chairman), Mr. Cousins and Dr. Klibanov. No member of the Compensation Committee was at any time during 2002, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Comparative Stock Performance

The Company’s Common Stock traded on the NASDAQ National Market from March 25, 1994 through January 13, 1999 and from March 29, 2000 to the present. The Company’s Common Stock traded on the National Association of Securities Dealers, Inc. OTC: Bulletin Board from January 14, 1999 through March 29, 2000.

BioSphere Medical was originally incorporated in 1993 under the name BioSepra Inc., as a chromatography media company with principal operations focused within the biotechnology and pharmaceutical markets. During 1999, the Company strategically refocused its business on the development and commercialization of its proprietary microspheres for medical applications. Accordingly, for comparative stock performance presentation purposes for fiscal 2002, the Company has elected to change the comparative equity index from the Nasdaq Pharmaceuticals Stocks Index to the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks Index. For comparative purposes, both indexes are presented below.

The following graph compares the cumulative total stockholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (US Companies), (ii) the Nasdaq Pharmaceuticals Stocks Index and (iii) the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks Index. This graph assumes the investment of $100 on December 31, 1997 in the Company’s Common Stock and each of the indices listed above, and assumes dividends are reinvested. The Company has not paid any dividends on its Common Stock and no dividends are included in the representation of the Company’s performance. The stock price performance shown in the below graph is not necessarily indicative of future price performance. Information used in the graph for the Nasdaq markets was prepared by the Center for Research in Security Prices, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information. Measurement points are the last trading day of the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002.

	12/98	12/99	12/00	12/01	12/02
BioSphere Medical, Inc.	33.93	364.29	671.43	644.00	376.57
Nasdaq Stock Market (US Companies)	140.99	261.48	157.42	124.89	86.34
Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks	111.33	134.83	139.10	152.93	123.78

Certain Relationships and Related Transactions

The Company was organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its chromatography business to the Company in exchange for 4,000,000 shares of Common Stock. In June 1996, Sepracor converted the outstanding principal and interest of a loan to the Company into an aggregate of 1,369,788 shares of Common Stock. In July 2000, Sepracor purchased an additional 454,545 shares of Common Stock in a private placement at a purchase price of $11.00 per share.

On July 3, 2001, the Company completed an underwritten public offering of 4.0 million shares of its Common Stock at $11.00 per share. Of the 4.0 million shares of Common Stock offered, the Company sold 2.0 million shares and Sepracor sold 2.0 million shares. On August 6, 2001, Sepracor sold an additional 600,000 shares of the Company’s Common Stock pursuant to exercise of the underwriters’ over-allotment option. As of December 31, 2002, Sepracor beneficially owns approximately 24% of Company’s outstanding Common Stock.

Mr. Barberich and Mr. Southwell, directors of BioSphere Medical, are Chairman and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of Sepracor.

Sepracor is also entitled to certain rights with respect to the registration under the Securities Act of a total of 1,400,000 shares of BioSphere Medical Common Stock. These rights provide that Sepracor may require BioSphere Medical to register shares, subject to certain conditions and limitations. As of December 31, 2002, Sepracor has not exercised such rights.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable and documented out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at

BioSphere Medical, Inc.

1050 Hingham Street

Rockland, MA 02370

Attn: Robert M. Palladino

(781) 681-7900

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

Deadline For Submission of Stockholder Proposals For The 2004 Annual Meeting

In order to be included in the proxy material for the 2004 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received by the Company at the address set forth above not later than December 22, 2003.

If a stockholder wishes to present a proposal before the 2004 Annual Meeting of the Stockholders, but does not wish to have the proposal considered for inclusion on the proxy statement and proxy card, the stockholder must give written notice to the Company at the address set forth above. The required notice must be given by March 7, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting of Stockholders, the proxies designated by the Company’s Board of Directors will have discretionary authority to vote on that proposal.

By Order of the Board of Directors,

PAUL A. LOONEY

President, Chief Executive Officer and

Chairman of the Board

April 21, 2003

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

BIOSPHERE MEDICAL, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders – May 21, 2003

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Paul A. Looney and Robert M. Palladino or each or either of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2003 Annual Meeting of Stockholders of BioSphere Medical, Inc., and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote “FOR” proposal number 1.

A vote for the director nominees is recommended by the Board of Directors.

PLEASE VOTE, DATE, AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Stockholders

BIOSPHERE MEDICAL, INC.

May 21, 2003

☑	Please mark your votes as in this example
FOR all nominees listed at right (except as marked to the contrary) 1) Election of Directors ☐		WITHHOLD AUTHORITY to vote for all nominees listed at right ☐	Nominees: Paul A. Looney Timothy J. Barberich William M. Cousins, Jr. Alexander M. Klibanov, Ph.D. Riccardo Pigliucci David P. Southwell

INSTRUCTIONS: To withhold authority to vote for individual nominee(s) mark the “FOR” box and strike a line through each such nominee(s) name in the list at the right. Your shares will be voted for the remaining nominee(s).

Please read the reverse side of this card. Please be sure to sign and date this Proxy

		HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature______________________________ Date___________Signature_______________________Date__________

Note: Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

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